Exhibit 23.1a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-134915) of National Financial Partners Corp. of our report dated February 22, 2007, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2006 Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K for the year ended December 31, 2006.

/s/    PricewaterhouseCoopers LLP

New York, New York

February 22, 2007